                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G
                              (Amendment No. 1)*

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                  E-LOAN Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                           (Title of Class of Stock)

                                  26861P 10 7
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 26861P 10 7                                              Page 2 of 13


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS,
 1    SS or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Technology Partners Fund V, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                            2,270,630
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               2,270,630

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        2,270,630
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11
        5.45%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
        PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26861P 10 7                                              Page 3 of 13


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS,
 1    SS or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        TP Management V, L.P

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                            2,273,196
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               2,273,196

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        2,273,196
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11
        5.45%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
        PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26861P 10 7                                              Page 4 of 13


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS,
 1    SS or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Technology Partners Fund VI L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                            2,461,440
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               2,461,440

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        2,461,440
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11
        5.91%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
        PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26861P 10 7                                              Page 5 of 13


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS,
 1    SS or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        TP Management VI, L.L.C.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                            2,479,707
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               2,479,707

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        2,479,707
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11
        5.95%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
        CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

  CUSIP NO. 26861P 10 7                                           PAGE 6 OF 13



------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS,
 1    S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        William Hart

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF              -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            4,752,893
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            4,752,893
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        4,752,893
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11
        11.40%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
        IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26861P 10 7                                              Page 7 of 13


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS,
 1    SS or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Roger Quy

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        United Kingdom

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                            -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            4,752,893
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            4,752,893
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        4,752,893
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11
        11.40%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
        IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26861P 10 7                                              Page 8 of 13


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS,
 1    SS or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        John E. Ardell, III

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                            -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            4,752,893
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            4,752,893
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        4,752,893
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11
        11.40%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
        IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26861P 10 7                                              Page 9 of 13


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS,
 1    SS or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Ira Ehrenpreis

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                            -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            4,752,893
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            4,752,893
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        4,752,893
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11
        11.40%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
        IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 26881P 10 7                                   Page 10 of 13


Item 1.

(a)  E-LOAN, Inc.

     5875 Arnold Road
     Dublin, CA 94568

Item 2.

(a)  Name of Person Filing:

     Technology Partners Fund V, L.P. ("Fund V")
     TP Management V, L.P. ("Mgmt V")
     Technology Partners Fund VI, L.P. ("Fund VI")
     TP Management VI, L.L.C. ("MGMT VI")
     William Hart, General Partner (Fund V, Mgmt V, Fund VI) and Managing Member (Mgmt VI)
     Roger Quy, General Partner (Fund V, Mgmt V, Fund VI) and Managing
     Member (Mgmt VI)
     John E. Ardell, III, General Partner (Fund V, Mgmt V, Fund VI) and Managing Member (Mgmt VI)
     Ira Ehrenpreis, General (Fund V, Mgmt V, Fund VI) and Managing Member
     (Mgmt VI)

(b)  Address of Principal Business Office:

     1550 Tiburon Blvd., Suite A
     Belvedere, CA 94920

(c)  Citizenship/Place of Organization:

     Entities:    California
                  California
                  California
                  California

     Individuals: United States
                  United Kingdom
                  United States
                  United States

(d)  Title Class of Securities: Common Stock

(e)  CUSIP Number:  26861P 10 7

Item 3. Not applicable

          CUSIP No. 26816P 10 7                                    Page 11 of 13


Item 4. Ownership:

---------------------------------------------------------------------------------------
                                          Fund V     Mgmt V      Fund VI     Mgmt  VI
---------------------------------------------------------------------------------------
(a) Beneficial Ownership                2,270,630   2,273,196   2,461,440   2,479,677
---------------------------------------------------------------------------------------
(b) Percentage of Class                      5.45%       5.45%       5.91%       5.95%
---------------------------------------------------------------------------------------
(c) Sole Voting Power                   2,270,630   2,273,196   2,461,440   2,479,677
---------------------------------------------------------------------------------------
(d) Shared Voting Power                        -0-         -0-         -0-         -0-
---------------------------------------------------------------------------------------
(e) Sole Dispositive Power              2,270,630   2,273,196   2,461,440   2,479,677
---------------------------------------------------------------------------------------
(f) Shared Dispositive Power                   -0-         -0-         -0-         -0-
---------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------
                                          William    Roger        John E.         Ira
                                             Hart     Quy      Ardell,III   Ehrenpreis
---------------------------------------------------------------------------------------
(a) Beneficial Ownership                4,752,873   4,752,873   4,752,893   4,752,873
---------------------------------------------------------------------------------------
(b) Percentage of Class                     11.40%      11.40%       11.40%      11.40%
---------------------------------------------------------------------------------------
(c) Sole Voting Power                          -0-         -0-          -0-         -0-
---------------------------------------------------------------------------------------
(d) Shared Voting Power                 4,752,873   4,752,873    4,752,873   4,752,873
---------------------------------------------------------------------------------------
(e) Sole Dispositive Power                     -0-         -0-          -0-         -0-
---------------------------------------------------------------------------------------
(f) Shared Dispositive Power            4,752,873   4,752,873    4,752,873   4,752,873
---------------------------------------------------------------------------------------

Item 5. Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of class of securities, check the following.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group
No reporting person is a member of a group as defined in Section 240. 13d-1(b)(1)(ii)(H) of the Act.

Not applicable.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification
After reasonable inquiry and to the best of my knowledge and behalf, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

        CUSIP No. 26861P 10 7                                      Page 12 of 13

Date:      February 9, 2000


Technology Partners Fund V, L.P.
By:    TP Management V, L.P.
       Its general partner

By:    /s/ William Hart
   --------------------
        General Partner


TP Management V, L.P.

By:    /s/ William Hart
   --------------------
        General Partner


Technology Partners Fund VI, L.P.
By:    TP Management VI, L.L.C.
       Its general partner

By:    /s/ William Hart
   --------------------
        General Partner


TP Management VI, L.L.C.
By:    /s/ William Hart
   ---------------------
        Managing Member


/s/ William Hart
----------------
Individual

/s/ Roger Quy
-------------
Individual

/s/ John E. Ardell, III
-----------------------
Individual

/s/ Ira Ehrenpreis
------------------
Individual

EXHIBITS

A: Joint Filing Statement

        CUSIP No. 26861P 107                                    Page 13 of 13

                                   EXHIBIT A

     We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of us.

Date:      February 9, 2000


Technology Partners Fund V, L.P.
By:    TP Management V, L.P.
       Its general partner

By:     /s/ William Hart
   ---------------------
         General Partner


TP Management V, L.P.

By:     /s/ William Hart
   ---------------------
         General Partner


Technology Partners Fund VI, L.P.
By:    TP Management VI, L.L.C.
       Its general partner

By:     /s/ William Hart
   ---------------------
         General Partner


TP Management VI, L.L.C.
By:     /s/ William Hart
   ---------------------
         Managing Member


/s/ William Hart
----------------
Individual

/s/ Roger Quy
-------------
Individual

/s/ John E. Ardell, III
-----------------------
Individual

/s/ Ira Ehrenpreis
------------------
Individual